EXHIBIT 10.41

First Amendment to Asset Purchase Agreement dated as of April 25, 2006 between MWH Preservation Limited Partnership and

CNL Income Properties, Inc.

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of April 25, 2006, by and between MWH PRESERVATION LIMITED PARTNERSHIP, a New Hampshire limited partnership (“Seller”), and CNL INCOME PROPERTIES, INC., a Maryland corporation (“Purchaser”) (each of Seller and Purchaser are at times hereinafter referred to individually as a “Party” and together as the “Parties”).

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement dated as of January 20, 2006 (as amended by that certain e-mail message from Wayne Presby sent April 20, 2006, collectively the “APA”), relating to the contemplated sale by Seller and the contemplated acquisition by Purchaser of portions of the Bretton Woods Resort in New Hampshire;

WHEREAS, all defined terms used in this Amendment, as indicated by the initial capitalization thereof, shall, unless otherwise expressly defined herein, have the same meaning ascribed thereto in the APA; and

WHEREAS, Seller and Purchaser desire to enter into this Amendment for the purpose of memorializing and confirming their understandings and agreements relative to amendments and modifications to the terms and provisions in the APA.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. Purchase Price. The Purchase Price shall be reduced to Thirty-Eight Million Five Hundred Thousand and No/100 Dollars ($38,500,000.00). In addition to the Purchase Price, which shall be paid at Closing and otherwise in accordance with the terms of the APA, Purchaser shall pay to Seller on the fourth (4th) anniversary of the Closing Date (for example, if the Closing Date is June 19, 2006, then such payment shall be made on June 19, 2010), the sum of Eight Million and No/100 Dollars ($8,000,000.00). At Closing, Purchaser shall deliver an irrevocable standby letter of credit securing Purchaser’s obligation to pay the aforementioned sum of Eight Million and No/100 Dollars ($8,000,000.00).

2. Deposit. Immediately upon the execution and delivery of this Amendment, Purchaser shall direct and instruct Escrow Agent to release and pay to Seller, pursuant to wire transfer instructions to be provided to Escrow Agent by Seller, Five Hundred Thousand and No/100 Dollars ($500,000.00) of the Deposit under the APA. Such Five Hundred Thousand and No/100 Dollars ($500,000.00) portion of the Deposit shall be fully creditable against the Purchase Price at Closing but shall, upon disbursement by Escrow Agent to Seller, be deemed earned by Seller and nonrefundable to Purchaser in all circumstances, except for a default by Seller with respect to its obligations under the APA. The remainder of the Deposit, including all interest earned thereon, shall continue to be held, invested and disbursed by Escrow Agent as provided under the APA.

3. Outside Date of Closing. Subject to delays caused by Seller, the Closing Date shall be June 19, 2006.

4. Due Diligence Period. The Due Diligence Period shall be extended for all purposes under the APA, except as otherwise provided in this Amendment relative to the establishment of other deadline and performance dates that are stipulated herein, until and including May 31, 2006.

5. Surveys and Title Notice Delivery Date. The expiration date of the period of time for Purchaser to obtain the Surveys and to deliver the Title Notice under Section 4.2.1 of the APA shall be extended for all purposes under the APA until and including May 31, 2006.

6. Current Needs. Seller shall complete those repairs set forth on Exhibit “A” attached hereto and by this reference incorporated herein (each a “Repair” and together the “Repairs”) to the reasonable satisfaction of Purchaser on or before the Closing Date. Except as otherwise set forth herein, in the event that any Repair is not completed on or before the Closing Date, Purchaser shall receive a credit towards the Purchase Price in an amount equal to the value of those Repairs not completed.

Purchaser agrees and acknowledges that those Repairs relating to the sewer plant located on the Real Property (as more particularly detailed on Exhibit “A”, the “Sewer Repairs”) may not be completed prior to Closing. Seller shall complete the Sewer Repairs in a good and workmanlike manner, free of all liens and encumbrances, and in accordance with all Applicable Laws and all plans and specifications for the same provided to, and approved in writing by, Purchaser as of the date hereof, on or before December 31, 2006. In the event that the Sewer Repairs are not so completed on or before December 31, 2006, Purchaser shall be entitled to cause the Sewer Repairs to be completed and Seller shall promptly pay all costs and expenses in connection therewith. In the event that Seller does not pay such costs and expenses in accordance with the preceding sentence, Purchaser shall be entitled to draw upon the Seller’s Escrow to pay such costs and expenses. No changes may be made to any plans and specifications for the Sewer Repairs previously approved by Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably be withheld, conditioned or delayed. In addition, in the event that the Sewer Repairs are not completed prior to December 31, 2006, Seller shall: (i) assign to Purchaser all plans and specifications relating to the Sewer Repairs, and (ii) indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees in accordance with Article 12 of the APA from and against any Indemnification Loss incurred by Purchaser’s Indemnitee arising from or in connection with Seller’s failure to complete such Sewer Repairs prior to December 31, 2006, including, without limitation, any costs incurred by Purchaser in completing such Sewer Repairs.

Upon delivery of evidence of actual out of pocket expenditures on the Sewer Repairs by Seller to Purchaser, Purchaser shall authorize Escrow Agent to release to Seller from Seller’s Escrow an amount equal to such amount of actual out of pocket expenditures made by Seller.

7. Ratification. The terms and provisions in the APA are deemed amended if and to the extent inconsistent with the terms and provisions in this Amendment. Otherwise, the terms and provisions in the APA are hereby ratified and confirmed by Seller and Purchaser.

8. Execution of Amendment . A party may deliver executed signature pages to this Amendment by facsimile transmission to the other party, which facsimile copy shall be deemed to be an original executed signature page. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

MWH PRESERVATION LIMITED PARTNERSHIP, a New Hampshire limited partnership

By:	Mountain Properties Preservation Corporation, a New Hampshire corporation, its sole General Partner

	By:	/s/ Wayne W. Presby
	Name:	Wayne W. Presby
	Title:	Chairman

PURCHASER:

CNL INCOME PROPERTIES, INC., a Maryland corporation

By:	/s/ R. Byron Carlock, Jr.
Name:	R. Byron Carlock, Jr.
Title:	President

EXHIBIT “A”

The Repairs